EXHIBIT 99.1

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP

CERTIFIED PUBLIC ACCOUNTANTS

RALPH S. McLEMORE, SR., CPA (1963-1977)
SIDNEY B. McNAIR, CPA (1954-1992)

SIDNEY E. MIDDLEBROOKS, CPA, PC	RICHARD A. WHITTEN, JR., CPA
RAY C. PEARSON, CPA	ELIZABETH WARE HARDIN, CPA
J. RANDOLPH NICHOLS, CPA	CAROLINE E. GRIFFIN, CPA
WILLIAM H. EPPS, JR., CPA	RONNIE K. GILBERT, CPA
RAYMOND A. PIPPIN, JR., CPA	RON C. DOUTHIT, CPA
JERRY A. WOLFE, CPA	CHESLEY P. CAWTHON, JR., CPA
W. E. BARFIELD, JR., CPA	CHARLES A. FLETCHER, CPA
HOWARD S. HOLLEMAN, CPA	MARJORIE HUCKABEE CARTER, CPA
F. GAY McMICHAEL, CPA	BRYAN A. ISGETT, CPA

February 17, 2004

REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders

Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

389 Mulberry Street • Post Office Box One • Macon, GA 31202

Telephone (478) 746-6277 • Facsimile (478) 743-6858

www.mmmcpa.com

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

ASSETS

	2003	2002
Cash and Balances Due from Depository Institutions	$22,355,476	$21,837,669

Interest-Bearing Deposits	11,614,703	14,045,513

Federal Funds Sold	37,368,383	47,993,232

Investment Securities
Available for Sale, at Fair Value	110,327,145	90,289,275
Held to Maturity, at Cost (Fair Value of $80,421 and $118,143 as of December 31, 2003 and 2002, Respectively)	80,421	118,143

	110,407,566	90,407,418

Federal Home Loan Bank Stock, at Cost	3,000,000	2,837,000

Loans Held for Sale	1,677,308	6,909,938

Loans	654,209,623	571,871,726
Allowance for Loan Losses	(8,515,840)	(7,363,772)
Unearned Interest and Fees	(32,716)	(55,597)

	645,661,067	564,452,357

Premises and Equipment	17,570,955	17,328,602

Other Real Estate	2,724,084	1,357,084

Goodwill	448,043	448,043

Other Assets	15,778,222	13,918,123

Total Assets	$868,605,807	$781,534,979

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2003	2002
Deposits
Noninterest-Bearing	$64,043,551	$51,533,441
Interest-Bearing	668,274,598	613,060,357

	732,318,149	664,593,798

Borrowed Money
Subordinated Debentures	14,434,000	14,434,000
Other Borrowed Money	61,183,757	46,426,628

	75,617,757	60,860,628

Other Liabilities	4,694,226	4,652,325

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 5,727,968 and 4,573,232 Shares as of December 31, 2003 and 2002, Respectively	5,727,968	4,573,232
Paid-In Capital	23,498,550	23,358,300
Retained Earnings	26,857,379	22,741,828
Restricted Stock – Unearned Compensation	(129,874)	(77,800)
Accumulated Other Comprehensive Income, Net of Tax	21,652	832,668

	55,975,675	51,428,228

Total Liabilities and Stockholders’ Equity	$868,605,807	$781,534,979

The accompanying notes are an integral part of these balance sheets.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Interest Income
Loans, Including Fees	$42,793,980	$40,418,495	$39,974,643
Federal Funds Sold	359,462	483,294	656,661
Deposits with Other Banks	151,504	163,817	225,172
Investment Securities
U. S. Government Agencies	2,263,339	3,130,493	3,006,543
State, County and Municipal	304,690	343,800	356,342
Corporate Obligations	377,520	840,691	1,096,624
Other Investments	77,598	103,010	74,431
Dividends on Other Investments	122,471	138,924	133,464

	46,450,564	45,622,524	45,523,880

Interest Expense
Deposits	15,464,663	19,582,251	23,658,958
Federal Funds Purchased	968	2,689	13,722
Borrowed Money	2,948,754	2,411,612	2,066,934

	18,414,385	21,996,552	25,739,614

Net Interest Income	28,036,179	23,625,972	19,784,266
Provision for Loan Losses	4,060,000	2,820,000	1,853,500

Net Interest Income After Provision for Loan Losses	23,976,179	20,805,972	17,930,766

Noninterest Income
Service Charges on Deposits	3,907,399	3,317,218	2,909,990
Other Service Charges, Commissions and Fees	316,021	334,553	339,091
Securities Gains	368,926	995,046	387,329
Mortgage Banking Income	1,997,740	1,528,083	928,991
Other	419,154	342,851	321,593

	7,009,240	6,517,751	4,886,994

Noninterest Expenses
Salaries and Employee Benefits	11,226,787	10,199,899	8,557,025
Occupancy and Equipment	3,188,665	3,026,555	2,688,049
Directors’ Fees	473,441	424,939	411,924
Legal and Professional Fees	595,154	441,191	363,518
Other Real Estate Expense	50,229	48,909	35,129
Other	5,243,545	4,589,188	3,451,516

	20,777,821	18,730,681	15,507,161

Income Before Income Taxes	10,207,598	8,593,042	7,310,599
Income Taxes	3,391,973	2,841,401	2,444,143

Net Income	$6,815,625	$5,751,641	$4,866,456

Net Income Per Share of Common Stock
Basic	$1.20	$1.03	$0.89

Diluted	$1.19	$1.03	$0.89

Weighted Average Shares Outstanding	5,701,540	5,594,562	5,479,245

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Net Income	$6,815,625	$5,751,641	$4,866,456

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(567,525)	1,141,806	825,131
Reclassification Adjustment	(243,491)	(656,730)	(255,637)

Unrealized Gains (Losses) on Securities	(811,016)	485,076	569,494

Comprehensive Income	$6,004,609	$6,236,717	$5,435,950

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Shares Issued	Common Stock	Paid-In Capital	Retained Earnings	Restricted Stock - Unearned Compensation	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, December 31, 2000	4,440,276	$4,440,276	$21,602,953	$14,436,056	$(47,250)	$(221,902)	$—	$40,210,133
Purchase of Treasury Stock (204,838 Shares)							(2,661,769)	(2,661,769)
Issuance of Restricted Stock	5,250	5,250	47,250		(52,500)			—
Amortization of Unearned Compensation					41,125			41,125
Unrealized Gain on Securities Available for Sale, Net of Tax of $293,863						569,494		569,494
Dividends Paid				(1,054,636)				(1,054,636)
Net Income				4,866,456				4,866,456

Balance, December 31, 2001	4,445,526	4,445,526	21,650,203	18,247,876	(58,625)	347,592	(2,661,769)	41,970,803
Purchase of Treasury Stock (41,299 Shares)							(536,887)	(536,887)
Common Stock Issued in Acquisition	120,956	120,956	1,624,397				3,198,656	4,944,009
Issuance of Restricted Stock	7,500	7,500	93,000		(100,500)			—
Forfeiture of Restricted Stock	(750)	(750)	(9,300)		10,050			—
Amortization of Unearned Compensation					71,275			71,275
Unrealized Gain on Securities Available for Sale, Net of Tax of $263,237						485,076		485,076
Dividends Paid				(1,257,689)				(1,257,689)
Net Income				5,751,641				5,751,641

Balance, December 31, 2002	4,573,232	4,573,232	23,358,300	22,741,828	(77,800)	832,668	—	51,428,228
5 for 4 Stock Split Effected as a Stock Dividend	1,145,386	1,145,386		(1,145,386)				—
Issuance of Restricted Stock	10,150	10,150	152,250		(162,400)			—
Forfeiture of Restricted Stock	(800)	(800)	(12,000)		12,800			—
Amortization of Unearned Compensation					97,526			97,526
Unrealized Loss on Securities Available for Sale, Net of Tax Benefit of $404,305						(811,016)		(811,016)
Dividends Paid				(1,554,688)				(1,554,688)
Net Income				6,815,625				6,815,625

Balance, December 31, 2003	5,727,968	$5,727,968	$23,498,550	$26,857,379	$(129,874)	$21,652	$—	$55,975,675

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Cash Flows from Operating Activities
Net Income	$6,815,625	$5,751,641	$4,866,456
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation	1,617,301	1,557,255	1,400,584
Amortization and Accretion	1,416,066	886,568	295,479
Provision for Loan Losses	4,060,000	2,820,000	1,853,500
Deferred Income Taxes	(632,663)	(417,468)	(322,733)
Securities (Gains) Losses	(368,926)	(995,046)	(387,329)
(Gain) Loss on Sale of Equipment	411	(18,056)	17,095
Loss on Sale of Other Real Estate and Repossessions	151,622	71,401	29,895
Unrealized Loss on Other Real Estate	—	72,000	—
Change In
Loans Held for Sale	5,232,630	(3,045,335)	(2,351,920)
Interest Receivable	256,436	905,677	347,235
Prepaid Expenses	(281,679)	(323,891)	(122,123)
Interest Payable	(356,302)	(696,549)	(110,251)
Accrued Expenses and Accounts Payable	454,824	(626,544)	6,116
Other	(684,292)	(308,681)	(555,133)

	17,681,053	5,632,972	4,966,871

Cash Flows from Investing Activities
Interest-Bearing Deposits in Other Banks	2,430,810	(4,088,322)	(6,962,881)
Purchase of Investment Securities
Available for Sale	(86,428,075)	(62,904,120)	(64,170,353)
Held to Maturity	—	—	(125,000)
Proceeds from Sale of Investment Securities
Available for Sale	11,485,568	23,785,033	23,854,260
Proceeds from Maturities, Calls and Paydowns of Investment Securities
Available for Sale	53,257,209	34,317,139	32,837,415
Held to Maturity	57,513	43,651	151,729
Proceeds from Sale of Premises and Equipment	15,901	45,050	230,961
Net Loans to Customers, Net of Loans Received in Business Acquisition	(89,158,404)	(64,224,466)	(71,112,345)
Purchase of Premises and Equipment, Net of Property and Equipment Received in Business Acquisition	(1,875,966)	(2,951,138)	(2,226,629)
Other Real Estate and Repossessions	2,124,212	2,395,654	425,866
Cash Surrender Value of Life Insurance	(246,845)	(213,584)	(77,021)
Cash Used in Business Acquisition, Net	—	(45,920)	—
Federal Home Loan Bank Stock	(508,000)	(251,300)	(603,900)
Investment in Statutory Trusts	—	(434,000)	—
Other Investments	(210,000)	(115,000)	(600,000)

	(109,056,077)	(74,641,323)	(88,377,898)

Cash Flows from Financing Activities
Interest-Bearing Customer Deposits	55,483,147	74,109,952	70,687,094
Noninterest-Bearing Customer Deposits	12,510,110	3,791,219	7,318,152
Proceeds from Borrowed Money	27,500,000	31,561,839	30,064,296
Dividends Paid	(1,482,404)	(1,169,142)	(1,066,611)
Principal Payments on Borrowed Money	(12,742,871)	(33,761,644)	(8,221,149)
Federal Funds Purchased	—	(251,000)	251,000
Purchase of Treasury Stock	—	(536,887)	(2,661,769)
Reduction of ESOP Receivable	—	343,850	—
Proceeds from Issuance of Subordinated Debentures	—	14,434,000	—

	81,267,982	88,522,187	96,371,013

Net Increase (Decrease) in Cash and Cash Equivalents	(10,107,042)	19,513,836	12,959,986
Cash and Cash Equivalents, Beginning	69,830,901	50,317,065	37,357,079

Cash and Cash Equivalents, Ending	$59,723,859	$69,830,901	$50,317,065

The accompanying notes are an integral part of these statements.

COLONY BANKCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn, Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia; Colony Bank Quitman, FSB, Quitman, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In certain instances, amounts reported in prior years’ consolidated financial statements have been reclassified to conform to statement presentations selected for 2003. Such reclassifications had no effect on previously reported stockholders’ equity or net income.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses located primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in commercial and real estate loans to local borrowers. The Banks have a high concentration of real estate loans; however, these loans are well collateralized and, in management’s opinion, do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers’ ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company’s results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

(1) Summary of Significant Accounting Policies (Continued)

Accounting Policies

The accounting and reporting policies of Colony Bankcorp, Inc. and its subsidiaries are in accordance with accounting principles generally accepted and conform to general practices within the banking industry. The significant accounting policies followed by Colony and the methods of applying those policies are summarized hereafter.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Banks classify their securities as trading, available for sale or held to maturity. Securities that are held principally for resale in the near term are classified as trading. Trading securities are carried at fair value, with realized and unrealized gains and losses included in noninterest income. Securities acquired with both the intent and ability to be held to maturity are classified as held to maturity and reported at amortized cost. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and are reported, net of deferred taxes, in accumulated other comprehensive income, a component of stockholders’ equity. Gains and losses from sales of securities available for sale are computed using the specific identification method. This caption includes securities, which may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements, or unforeseen changes in market conditions.

Federal Home Loan Bank Stock

Investment in stock of a Federal Home Loan Bank (FHLB) is required for every federally insured institution that utilizes its services. FHLB stock is considered restricted, as defined in SFAS No. 115; accordingly, the provisions of SFAS No. 115 are not applicable to this investment. The FHLB stock is reported in the consolidated financial statements at cost. Dividend income is recognized when earned.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or market value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold. Gains and losses on sales of loans are included in noninterest income.

Loans

Loans that the Company has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of unearned interest and fees. Interest income on loans is recognized using the effective interest method.

(1) Summary of Significant Accounting Policies (Continued)

Loans (Continued)

When management believes there is sufficient doubt as to the collectibility of principal or interest on any loan or generally when loans are 90 days or more past due, the accrual of applicable interest is discontinued and the loan is designated as nonaccrual, unless the loan is well secured and in the process of collection. Interest payments received on nonaccrual loans are either applied against principal or reported as income, according to management’s judgment as to the collectibility of principal. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

Impaired loans are recorded under SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogenous loans are excluded from impaired loans.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management’s judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

Description	Life in Years	Method
Banking Premises	15-40	Straight-Line and Accelerated
Furniture and Equipment	5-10	Straight-Line and Accelerated

(1) Summary of Significant Accounting Policies (Continued)

Premises and Equipment (Continued)

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Statement of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

The provision for income taxes is based upon income for financial statement purposes, adjusted for nontaxable income and nondeductible expenses. Deferred income taxes have been provided when different accounting methods have been used in determining income for income tax purposes and for financial reporting purposes. Deferred tax assets and liabilities are recognized based on future tax consequences attributable to differences arising from the financial statement carrying values of assets and liabilities and their tax bases. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). In the event of changes in the tax laws, deferred tax assets and liabilities are adjusted in the period of the enactment of those changes, with effects included in the income tax provision. The Company and its subsidiaries file a consolidated federal income tax return. Each subsidiary pays its proportional share of federal income taxes to the Company based on its taxable income.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. SFAS No.130, Reporting Comprehensive Income, requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

(1) Summary of Significant Accounting Policies (Continued)

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In November 2002, the Financial Accounting Standards Board (FASB) issued FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements of Financial Accounting Standards Nos. 5, 57 and 107 and rescission of FASB Interpretation No. 34). FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The initial recognition and initial measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are applicable to financial statements for periods ending after December 15, 2002. The initial adoption of FIN 45 did not have an impact on the Company’s financial position or results of operations.

FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) was issued in January 2003 and was revised in December 2003 as FIN 46R. Both interpretations of Accounting Research Bulletin No. 51, Consolidated Financial Statements, address consolidation by business enterprises of variable interest entities that possess certain characteristics. FIN 46 and FIN 46R require that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. FIN 46 and FIN 46R apply immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. FIN 46 and FIN 46R also apply in the first fiscal year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. As of December 31, 2003 and 2002, the Company had a variable interest in a securitization trust. This securitization trust is a qualifying special purpose entity which is exempt from the consolidation requirements of FIN 46 and FIN 46R.

In May 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 does not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The statement requires that an issuer classify financial instruments that are within its scope as a liability. Many of those instruments were classified as equity under previous guidance. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective on July 1, 2003. The adoption of SFAS No. 150 does not have a material effect on the Company’s financial position or results of operations.

(1) Summary of Significant Accounting Policies (Continued)

Restricted Stock - Unearned Compensation

In 2000, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 44,350. During 2000, 2001, 2002 and 2003, 5,250, 5,250, 7,500 and 10,150 shares were issued under this plan, respectively. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders’ equity. The cost of these shares is being amortized against earnings using the straight-line method over 3 years (the restriction period). Since the plan’s inception, 1,550 shares have been forfeited.

(2) Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

	2003	2002
Cash on Hand and Cash Items	$8,085,241	$6,217,188
Noninterest-Bearing Deposits with Other Banks	14,270,235	15,620,481

	$22,355,476	$21,837,669

As of December 31, 2003, the Banks had required deposits of approximately $2,336,000 with the Federal Reserve.

(3) Investment Securities

Investment securities as of December 31, 2003 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies
Mortgage Backed	$75,485,264	$245,694	$(558,474)	$75,172,484
Other	17,620,880	225,460	(1,152)	17,845,188
State, County and Municipal	9,578,698	236,441	(6,021)	9,809,118
Corporate Obligations	6,383,828	181,050	(8,878)	6,556,000
Marketable Equity Securities	1,130,022	—	(185,667)	944,355

	$110,198,692	$888,645	$(760,192)	$110,327,145

Securities Held to Maturity
State, County and Municipal	$80,421	$—	$—	$80,421

(3) Investment Securities (Continued)

The amortized cost and fair value of investment securities as of December 31, 2003, by contractual maturity, are shown hereafter. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$1,908,541	$1,927,088
Due After One Year Through Five Years	28,981,487	29,447,964
Due After Five Years Through Ten Years	1,924,555	2,024,973
Due After Ten Years	768,823	810,281	$80,421	$81,421

	33,583,406	34,210,306	80,421	80,421
Marketable Equity Securities	1,130,022	944,355
Mortgage Backed Securities	75,485,264	75,172,484

	$110,198,692	$110,327,145	$80,421	$80,421

Investment securities as of December 31, 2002 are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
U.S. Government Agencies Mortgage Backed	$51,684,015	$521,252	$(88,169)	$52,117,098
Other	20,428,878	490,686	(62,947)	20,856,617
State, County and Municipal	7,991,083	268,461	(18,503)	8,241,041
Corporate Obligations	7,711,505	392,471	—	8,103,976
Marketable Equity Securities	1,130,022	—	(159,479)	970,543

	$88,945,503	$1,672,870	$(329,098)	$90,289,275

Securities Held to Maturity
State, County and Municipal	$118,143	$—	$—	$118,143

Proceeds from sales of investments available for sale were $11,485,568 in 2003, $23,785,033 in 2002, and $23,854,260 in 2001. Gross realized gains totaled $368,926, $1,002,013 and $420,738 in 2003, 2002 and 2001, respectively. Gross realized losses totaled $0 in 2003, $6,967 in 2002 and $33,409 in 2001.

Investment securities having a carrying value approximating $56,611,000 and $48,488,000 as of December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes.

(4) Loans

The composition of loans as of December 31 are:

	2003	2002
Commercial, Financial and Agricultural	$44,590,156	$46,597,489
Real Estate-Construction	25,293,625	21,341,166
Real Estate-Farmland	33,096,605	29,502,880
Real Estate-Other	459,277,036	392,387,131
Installment Loans to Individuals	73,020,163	73,461,799
All Other Loans	18,932,038	8,581,261

	$654,209,623	$571,871,726

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $7,251,380 and $6,898,989 as of December 31, 2003 and 2002, respectively, and total recorded investment in loans past due 90 days or more and still accruing interest approximated $241,000 and $935,000, respectively. Foregone interest on nonaccrual loans approximated $683,000 in 2003, $543,000 in 2002 and $585,000 in 2001.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 90 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

	2003	2002
Total Investment in Impaired Loans	$313,962	$2,116,995
Less Allowance for Impaired Loan Losses	(20,791)	(337,683)

Net Investment, December 31	$293,171	$1,779,312

Average Investment during the Year	$1,109,915	$2,397,542

Income Recognized during the Year	$4,209	$94

Income Collected during the Year	$4,209	$94

(5) Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

	2003	2002	2001
Balance, Beginning	$7,363,772	$6,158,841	$5,661,315
Provision Charged to Operating Expenses	4,060,000	2,820,000	1,853,500
Loans Charged Off	(3,069,599)	(2,338,050)	(1,675,902)
Loan Recoveries	161,667	271,063	319,928
Business Combination, Quitman Federal	—	451,918	—

Balance, Ending	$8,515,840	$7,363,772	$6,158,841

(6) Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2003	2002
Land	$2,836,897	$2,801,897
Building	13,873,509	13,680,547
Furniture, Fixtures and Equipment	10,927,946	10,565,153
Leasehold Improvements	678,368	628,513
Construction in Progress	550,839	78,304

	28,867,559	27,754,414
Accumulated Depreciation	(11,296,604)	(10,425,812)

	$17,570,955	$17,328,602

Depreciation charged to operations totaled $1,617,301 in 2003, $1,557,255 in 2002 and $1,400,584 in 2001.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $245,900 for 2003, $195,500 for 2002 and $164,800 for 2001.

Future minimum rental payments as of December 31, 2003 are as follows:

Year Ending December 31	Amount
2004	$85,126
2005	54,167
2006	32,639
2007	27,150
2008 and Thereafter	2,400

$201,482

(7) Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2003	2002	2001
Current Federal Expense	$3,783,494	$3,076,054	$2,545,795
Deferred Federal Benefit	(632,663)	(417,468)	(322,733)

Federal Income Tax Expense	3,150,831	2,658,586	2,223,062
Current State Income Tax Expense	241,142	182,815	221,081

	$3,391,973	$2,841,401	$2,444,143

The federal income tax expense of $3,150,831 in 2003, $2,658,586 in 2002 and $2,223,062 in 2001 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

	2003	2002	2001
Statutory Federal Income Taxes	$3,470,583	$2,921,634	$2,485,604
Tax-Exempt Interest	(171,265)	(185,185)	(183,792)
Interest Expense Disallowance	16,527	21,890	34,291
Premiums on Officers’ Life Insurance	(40,557)	(35,550)	(24,964)
Meal and Entertainment Disallowance	7,718	7,693	6,569
State Income Taxes	(115,064)	(71,532)	(60,677)
Other	(17,111)	(364)	(33,969)

Actual Federal Income Taxes	$3,150,831	$2,658,586	$2,223,062

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

	2003	2002
Deferred Tax Assets
Allowance for Loan Losses	$2,888,349	$2,228,531
Deferred Compensation	298,191	284,478
Other Real Estate	1,700	34,100
Other	126,962	79,511

	3,315,202	2,626,620

Deferred Tax Liabilities
Premises and Equipment	(526,045)	(496,674)
Other	(37,547)	(10,999)

	(563,592)	(507,673)

Deferred Tax Liabilities on Unrealized Securities Gains	(106,801)	(511,105)

Net Deferred Tax Assets	$2,644,809	$1,607,842

(8) Deposits

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $357,364 and $1,034,881 as of December 31, 2003 and 2002, respectively.

Components of interest-bearing deposits as of December 31 are as follows:

	2003	2002
Interest-Bearing Demand	$149,517,934	$138,526,034
Savings	33,513,236	30,102,792
Time, $100,000 and Over	163,035,795	152,393,956
Other Time	322,207,633	292,037,575

	$668,274,598	$613,060,357

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $149,154,000 and $142,828,000 as of December 31, 2003 and 2002, respectively.

As of December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

Year	Amount
2004	$412,897,074
2005	50,756,957
2006	6,620,031
2007	3,901,330
2008 and Thereafter	11,068,036

$485,243,428

(9) Other Borrowed Money

Other borrowed money at December 31 is summarized as follows:

	2003	2002
Federal Home Loan Bank Advances	$59,500,000	$45,500,000
First Port City Note Payable	1,000,000	—
The Banker’s Bank Note Payable	683,757	926,628

	$61,183,757	$46,426,628

(9) Other Borrowed Money (Continued)

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2004 to 2013 and interest rates ranging from 2.46 percent to 5.93 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans and cash balances held by the FHLB are pledged as collateral for the FHLB advances outstanding. At December 31, 2003, the Company had available line of credit commitments totaling $69,783,211, of which $10,283,211 was available.

First Port City note payable was originated on December 30, 2003 for $1,000,000. Annual principal payments of $250,000 are due beginning January 1, 2005 with interest paid quarterly at The Wall Street Prime beginning April 10, 2004. The debt is secured by 250 shares of capital stock in Colony Bank Wilcox.

The Banker’s Bank note payable was renewed on January 7, 2002 for $1,112,735 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due January 7, 2007. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of other borrowed money at December 31, 2003 are as follows:

Year	Amount
2004	$3,246,156
2005	496,156
2006	3,441,446
2007	2,750,000
2008 and Thereafter	51,249,999

$61,183,757

(10) Subordinated Debentures (Trust Preferred Securities)

During the first quarter of 2002, the Company formed a subsidiary whose sole purpose was to issue $9,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Market. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2003, the floating-rate securities had a 4.77 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.60 percent.

During the fourth quarter of 2003, the Company formed a second subsidiary whose sole purpose was to issue $5,000,000 in Trust Preferred Securities through a pool sponsored by FTN Financial Capital Markets. The Trust Preferred Securities have a maturity of 30 years and are redeemable after five years with certain exceptions. At December 31, 2003, the floating-rate securities had a 4.42 percent interest rate, which will reset quarterly at the three-month LIBOR rate plus 3.25 percent.

The Trust Preferred Securities are recorded as a liability on the consolidated balance sheets, but, subject to certain limitations, qualify as Tier 1 capital for regulatory capital purposes. The proceeds from the offering were used to fund the cash portion of the Quitman acquisition, pay off holding company debt, and inject capital into bank subsidiaries.

(10) Subordinated Debentures (Trust Preferred Securities) (Continued)

On December 31, 2003, the Company retroactively implemented FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, resulting in the deconsolidation of Colony Bankcorp Statutory Trusts I and II. The implementation of this interpretation resulted in Colony’s $434,000 investment in the common equity of the trusts being included in the consolidated balance sheets as other assets and the interest income and interest expense received from and paid to the trusts, respectively, being included in the consolidated statements of income as other income and interest expense. The increase to other income and interest expense totaled $20,751 for the year ended December 31, 2003.

(11) Derivative Financial Instruments

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement requires that all derivatives be recognized as assets or liabilities in the balance sheet and measured at fair value. Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with related fees received from potential borrowers, are to be recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. The Company has not recorded rate lock commitments as derivative assets or liabilities as of December 31, 2003 as the effects did not have a material effect upon the consolidated financial statements.

(12) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company’s policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $476,178 for 2003, $427,139 for 2002 and $383,688 for 2001.

(13) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximated $1,727,000 as of December 31, 2003 and $1,884,000 as of December 31, 2002. Commitments under performance letters of credit to U.S. addresses approximated $305,000 and $337,000 as of December 31, 2003 and 2002, respectively. Unfulfilled loan commitments as of December 31, 2003 and 2002 approximated $73,993,000 and $51,833,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(14) Deferred Compensation Plan

Two of the Bank subsidiaries have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plans totaled $877,929 and $837,600 as of December 31, 2003 and 2002, respectively. Benefit payments under the contracts were $100,335 in 2003 and $60,890 in 2002. Provisions charged to operations totaled $140,644 in 2003, $134,044 in 2002 and $98,059 in 2001.

(15) Interest Income and Expense

Interest income of $323,011, $349,384 and $388,849 from state, county and municipal bonds was exempt from regular income taxes in 2003, 2002 and 2001, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,566,382, $5,441,039 and $6,733,334 for the years ended December 31, 2003, 2002 and 2001, respectively.

(16) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

	2003	2002	2001
Interest Expense	$26,095,916	$22,693,101	$25,849,826

Income Taxes	$3,931,831	$3,222,911	$2,794,974

Noncash financing and investing activities for the years ended December 31 are as follows:

	2003	2002	2001
Acquisitions of Real Estate Through Loan Foreclosures	$3,674,099	$2,308,183	$1,572,349

Acquisitions, Net of Cash Acquired
Cash Paid, Net	$—	$45,920	$—
Common Stock Issued	—	4,944,009	—
Liabilities Assumed	—	62,189,677	—

Fair Value of Net Assets Acquired	$—	$67,179,606	$—

(17) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $11,249,026 as of December 31, 2003 and $12,698,926 as of December 31, 2002. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

	2003	2002
Balance, Beginning	$12,698,926	$11,166,579
New Loans	6,741,905	7,088,846
Repayments	(7,473,725)	(6,257,061)
Transactions Due to Changes in Directors	(718,080)	—
Business Combination, Quitman Federal	—	700,562

Balance, Ending	$11,249,026	$12,698,926

Deposits from related parties held by the Company at December 31, 2003 and 2002 totaled approximately $16,022,000 and $10,400,000, respectively.

(18) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries’ financial instruments are detailed hereafter. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

(17) Fair Value of Financial Instruments (Continued)

Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31 are as follows:

	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$71,339	$71,339	$83,876	$83,876
Investment Securities Available for Sale	110,327	110,327	90,289	90,289
Investment Securities Held to Maturity	80	80	118	118
Federal Home Loan Bank Stock	3,000	3,000	2,837	2,837
Loans	654,210	656,989	571,872	580,615
Loans Held for Sale	1,677	1,677	6,910	6,910
Liabilities
Deposits	732,318	733,360	664,594	667,608
Subordinated Debentures	14,434	14,434	14,434	14,434
Other Borrowed Money	61,184	69,179	46,427	51,565
Unrecognized Financial Instruments
Standby Letters of Credit	—	1,727	—	1,884
Performance Letters of Credit	—	305	—	337
Commitments to Extend Credit	—	73,993	—	51,833

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(19) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the Banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2003, the Company meets all capital adequacy requirements to which it is subject under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution’s category.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In Thousands)
As of December 31, 2003
Total Capital to Risk-Weighted Assets	$77,140	12.06%	$51,171	8.00%	$63,964	10.00%
Tier I Capital to Risk-Weighted Assets	69,140	10.81	25,584	4.00	38,376	6.00
Tier I Capital to Average Assets	69,140	8.12	34,059	4.00	42,574	5.00
As of December 31, 2002
Total Capital to Risk-Weighted Assets	70,675	12.56	45,016	8.00	56,270	10.00
Tier I Capital to Risk-Weighted Assets	63,642	11.31	22,508	4.00	33,762	6.00
Tier I Capital to Average Assets	63,642	8.31	30,633	4.00	38,291	5.00

(20) Business Combination

On March 29, 2002, Colony purchased 100 percent of the outstanding voting stock of Quitman Bancorp, Inc., pursuant to which Quitman was merged with and into Colony with Colony Bankcorp, Inc, surviving the merger and Quitman’s wholly-owned subsidiary, Quitman Federal Savings Bank, becoming a wholly-owned subsidiary of Colony. The business combination was accounted for as a purchase and, accordingly, the results of operations for Quitman Federal Savings Bank have been included in the accompanying consolidated financial statements from that date forward. The acquisition was made for the purpose of extending Colony’s market to the Florida line and creating opportunities in the surrounding area.

The aggregate acquisition price was $7,446,163, which included cash in the amount of $2,502,154 and 367,093 shares of the Company’s common stock. Of the shares issued, 246,137 shares were treasury shares with a value of $3,198,656 and 120,956 were new shares with a value of $1,745,353.

The excess of the purchase price over book value has been allocated to the fair value of loans, fair value of deposits and core deposit intangibles in the amounts of $708,000, $663,000 and $514,827, respectively. During 2002, $174,286 of the loan premium was amortized to interest income and $258,068 of the deposit premium was accreted to interest expense. The Company amortized $123,259 of the core deposit intangible in 2002. No goodwill was recorded as a result of this acquisition.

Following is a condensed balance sheet showing fair values of the assets acquired and the liabilities assumed as of the date of acquisition:

Cash, Due from Banks and Federal Funds Sold	$2,538,311
Investment Securities	7,603,696
Loans, Net	55,683,770
Bank Premises and Equipment	1,341,716
Other Assets	2,468,347
Deposits	(58,933,503)
Other Borrowed Money	(1,500,000)
Other Liabilities	(1,756,174)

$7,446,163

The following proforma information is based on the assumption that the acquisition took place as of January 1, 2002:

Interest Income	$47,507,373
Interest Expense	22,596,458
Net Income	5,977,128
Earnings per Share
Basic	1.31
Diluted	1.31
Weighted Average Shares	4,574,888

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company’s balance sheets as of December 31, 2003 and 2002 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

COLONY BANKCORP, INC. (PARENT ONLY)

BALANCE SHEETS

DECEMBER 31

	2003	2002
ASSETS
Cash	$14,853	$745,098
Premises and Equipment, Net	1,167,168	1,013,887
Investment in Subsidiaries, at Equity	69,986,543	63,984,005
Other	830,396	597,938

Total Assets	$71,998,960	$66,340,928

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Dividends Payable	$415,278	$342,992
Other	174,007	135,708

	589,285	478,700

Other Borrowed Money	1,000,000	—

Subordinated Debt	14,434,000	14,434,000

Stockholders’ Equity
Common Stock, Par Value $1 a Share; Authorized 20,000,000 Shares, Issued 5,727,968 and 4,573,232 Shares as of December 31, 2003 and 2002, Respectively	5,727,968	4,573,232
Paid-In Capital	23,498,550	23,358,300
Retained Earnings	26,857,379	22,741,828
Restricted Stock – Unearned Compensation	(129,874)	(77,800)
Accumulated Other Comprehensive Income, Net of Tax	21,652	832,668

	55,975,675	51,428,228

Total Liabilities and Stockholders’ Equity	$71,998,960	$66,340,928

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY)

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31

	2003	2002	2001
Income
Dividends from Subsidiaries	$2,400,000	$1,800,000	$1,800,000
Gain on Investment Securities	—	250,695	—
Other	83,559	84,166	67,330

	2,483,559	2,134,861	1,867,330

Expenses
Interest	685,512	483,866	61,358
Amortization	28,067	15,890	17,951
Other	1,332,980	1,117,299	956,354

	2,046,559	1,617,055	1,035,663

Income Before Taxes and Equity in Undistributed Earnings of Subsidiaries	437,000	517,806	831,667
Income Tax Benefits	690,072	410,213	323,487

Income Before Equity in Undistributed Earnings of Subsidiaries	1,127,072	928,019	1,155,154
Equity in Undistributed Earnings of Subsidiaries	5,688,553	4,823,622	3,711,302

Net Income	6,815,625	5,751,641	4,866,456

Other Comprehensive Income, Net of Tax
Gains (Losses) on Securities Arising During the Year	(567,525)	1,141,806	825,131
Reclassification Adjustment	(243,491)	(656,730)	(255,637)

Unrealized Gains (Losses) on Securities	(811,016)	485,076	569,494

Comprehensive Income	$6,004,609	$6,236,717	$5,435,950

(21) Financial Information of Colony Bankcorp, Inc. (Parent Only) (Continued)

COLONY BANKCORP, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31
	2003	2002	2001
Cash Flows from Operating Activities
Net Income	$6,815,625	$5,751,641	$4,866,456
Adjustments to Reconcile Net Income to Net Cash Provided from Operating Activities
Depreciation and Amortization	196,598	142,504	130,267
Gain on Sale of Investments	—	(250,695)	—
Equity in Undistributed Earnings of Subsidiaries	(5,688,553)	(4,823,622)	(3,711,302)
Other	(210,102)	(301,614)	(43,030)

	1,113,568	518,214	1,242,391

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(1,125,000)	(4,650,000)	(2,000,000)
Purchases of Premises and Equipment	(238,309)	(36,282)	(23,585)
Proceeds from Sale of Premises and Equipment	1,900	—	800
Proceeds on Sale of Investments	—	300,695	—
Payment for Purchase of Quitman Bancorp, Inc.	—	(2,502,154)	—
Investment in Statutory Trusts	—	(434,000)	—

	(1,361,409)	(7,321,741)	(2,022,785)

Cash Flows from Financing Activities
Dividends Paid	(1,482,404)	(1,169,142)	(1,066,611)
Principal Payments on Notes and Debentures	—	(6,377,970)	(96,320)
Proceeds from Notes and Debentures	1,000,000	1,135,704	4,664,296
Purchase of Treasury Stock	—	(536,887)	(2,661,769)
Subordinated Debt	—	14,434,000	—

	(482,404)	7,485,705	839,596

Increase (Decrease) in Cash	(730,245)	682,178	59,202
Cash, Beginning	745,098	62,920	3,718

Cash, Ending	$14,853	$745,098	$62,920

(22) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony’s consolidated financial position.

(23) Branch Acquisition

Colony entered into a definitive agreement with Flag Financial Corporation’s subsidiary, Flag Bank, on December 19, 2003 for the purchase of Flag Bank’s Thomaston, Georgia branch. Under the terms of the agreement, Colony will acquire all of the assets, including fixed assets, and assume the deposits of the branch facility for approximately $4,700,000. The Thomaston branch has approximately $37,000,000 in deposits and $20,000,000 in loans outstanding. The acquisition is expected to close on March 19, 2004.

(24) Earnings Per Share

SFAS No. 128 establishes standards for computing and presenting basic and diluted earnings per share. Basic earnings per share is calculated and presented based on income available to common stockholders divided by the weighted average number of shares outstanding during the reporting periods. Diluted earnings per share reflects the potential dilution of restricted stock. The following presents earnings per share for the years ended December 31, 2003, 2002 and 2001 under the requirements of Statement 128:

December 31, 2003	Income Numerator	Common Shares Denominator	EPS
Basic EPS
Income Available to Common Stockholders	$6,815,625	5,701,540	$1.20

Dilutive Effect of Potential Common Stock
Restricted Stock		19,530

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$6,815,625	5,721,070	$1.19

(24) Earnings Per Share (Continued)

December 31, 2002	Income Numerator	Common Shares Denominator	EPS
Basic EPS
Income Available to Common Stockholders	$5,751,641	5,594,562	$1.03

Dilutive Effect of Potential Common Stock
Restricted Stock		15,322

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$5,751,641	5,609,884	$1.03

December 31, 2001
Basic EPS
Income Available to Common Stockholders	$4,866,456	5,479,245	$.89

Dilutive Effect of Potential Common Stock
Restricted Stock		7,011

Diluted EPS
Income Available to Common Stockholders After Assumed Conversions of Dilutive Securities	$4,866,456	5,486,256	$.89